FOR IMMEDIATE RELEASE

CORE LAB REPORTS ON IMPACT OF HURRICANE HARVEY, UPDATES THIRD QUARTER 2017 GUIDANCE

AMSTERDAM (5 September 2017) - Core Laboratories N.V. (NYSE: "CLB US" and Euronext Amsterdam: "CLB NA") ("Core", "Core Lab", or the "Company") reported on the impact to Core Lab of Hurricane Harvey which caused significant damage to parts of the U.S. Gulf Coast as a result of its high winds and unprecedented flooding.  The impact consists of two components. First, Core Lab was affected by closures of its primary locations along the U.S. Gulf Coast due to flooding in the area, though its U.S. Gulf Coast locations were not materially damaged and have now reopened and are beginning to conduct business again. The second component is the impact on Core Lab’s clients which operate in the U.S. Gulf Coast and Gulf of Mexico regions. Those clients experienced similar flooding and business disruption issues which have curtailed their ability to submit work to Core Lab. Their ability to recover and resume normal operations will vary on an individual basis.

The Company’s impacted locations, which represent approximately 10% to 12% of the Company’s total revenues, were closed and operations were halted as a result of Hurricane Harvey. During that time, the Company’s revenue from those affected locations was adversely affected; however, since it was not possible to change the Company’s cost structure during the Hurricane, significant decremental margins were incurred.

Based on an early assessment of the financial impact of Hurricane Harvey on Core Lab, the Company now projects third quarter 2017 revenue of approximately $161,000,000 and EPS of $0.44. These estimates are subject to change as more information becomes available. Core will provide an update on its third quarter 2017 earnings conference call to be held on 24 October 2017.

Core Laboratories N.V. (www.corelab.com) is a leading provider of proprietary and patented reservoir description and production enhancement services used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release includes forward-looking statements regarding the future revenue, profitability, business strategies and developments of the Company made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business conditions, international markets, international political climates and other factors as more fully described in the Company's 2016 Form 10-K filed on 10 February 2017 and in other securities filings. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance. The Company undertakes no obligation to publicly update any forward looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com. Connect with Core Lab on Facebook, LinkedIn and YouTube.

For more information, contact:
Richard L. Bergmark - CFO, + 1 713 328 2101
Gwen Schreffler - VP Corporate Development and Investor Relations, +1 713 328 6210
investor.relations@corelab.com

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